Exhibit 99.1

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Names Paul Taylor CEO & President

Ed Cordes elected Chairman of the Board of Directors

DENVER, May 4, 2011 — On May 3, 2011, the Board of Directors of Guaranty Bancorp (Nasdaq: GBNK) (the “Company”) appointed Paul W. Taylor as the Company’s Chief Executive Officer (CEO) and President, conditioned upon the approval of the Company’s regulators.

Mr. Taylor will also be appointed CEO and President of the Company’s bank subsidiary, Guaranty Bank & Trust Company, subject to the approval of Guaranty Bank’s regulators.  Pending these regulatory approvals, Mr. Taylor will serve as the Company’s and Guaranty Bank’s Interim CEO and President, effective immediately.  Upon receipt of these regulatory approvals, it is expected that Mr. Taylor will also be appointed to the Company’s Board of Directors.

“I am excited for the opportunity to lead a deeply-rooted Colorado bank with a talented and experienced team that is committed to meeting the unique needs of businesses and individuals in the Rocky Mountain Region,” said Taylor. “With many of the challenges of the past few years behind us, we are ready to create opportunities through growth for our customers, employees, communities and stockholders.”

The Company’s Board of Directors also elected director Edward B. Cordes to serve as the Chairman of the Board, effective immediately.  Mr. Cordes, a local Colorado businessman, has served on the Company’s Board of Directors since 2004.

Mr. Cordes stated, “After an extensive search for a new CEO and President utilizing a niche recruiting firm, I cannot be more pleased to announce we have found the best candidate within Guaranty Bancorp itself.  Paul brings 26 years of vast banking experience to the position, the last eleven years of which being in Colorado.  The Board is confident that under Paul’s leadership, Guaranty Bank & Trust will be the premier community banking organization in the state of Colorado.”

Mr. Taylor has served as the Company’s and Guaranty Bank’s Executive Vice President, Chief Financial and Operating Officer and Secretary since 2009.  He has also served as a director of Guaranty Bank since 2006.  From 2004 to 2009, Mr. Taylor served as the Company’s and Guaranty Bank’s Executive Vice President and Chief Financial Officer. From 2000 to 2004, he served as Chief Financial Officer of the Company’s predecessor.  During his 26-year banking and investment banking career, Mr. Taylor worked for Alex Sheshunoff Investment Banking as a director of mergers and acquisitions.  He was also an investment banker with Century Capital Group, where he advised small businesses on M&A and financing.  Mr. Taylor worked for KeyCorp for 12 years in both New York and the Rocky Mountain Region in numerous management positions and left the company as Executive Vice President and Chief Financial Officer of the Rocky Mountain Region.

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact Information

Paul W. Taylor

Interim CEO and President

Guaranty Bancorp

1331 Seventeenth Street, Suite 345

Denver, CO 80202

303/293-5563